Exhibit 99.1

Aspen Technology Receives Staff Determination from Nasdaq

CAMBRIDGE, Mass. - February 16, 2007 - Aspen Technology (Nasdaq: AZPN) today announced that it received a Nasdaq Staff Determination on February 15, 2007, indicating that the Company fails to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of its failure to file timely with the Securities and Exchange Commission its quarterly report on Form 10-Q for the quarter ended December 31, 2006, and that the Company’s securities are therefore subject to delisting from The Nasdaq Global Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The delay in AspenTech’s filing of its Form 10-Q is attributed to the previously announced intention to restate the historical financial statements for fiscal 2004 through fiscal 2006, and the first quarter of fiscal 2007, which must be completed before the company is able to file the Form 10-Q. The Company is working diligently to complete its quarterly report on Form 10-Q.

About AspenTech

AspenTech is a recognized expert and leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2007 Aspen Technology, Inc. AspenTech®, aspenONE® and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc. All rights reserved.

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; risks around securities litigation and investigations; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Contacts

Media:
Aspen Technology, Inc.
Jeannine McDonough
617-949-1276
Jeannine.McDonough@aspentech.com

or

Investors:
Integrated Corporate Relations
Kori Doherty, 617-956-6730
kdoherty@icrinc.com